Exhibit 9.1
Execution Version
VOTING AND RIGHT OF FIRST REFUSAL AGREEMENT
     VOTING AND RIGHT OF FIRST REFUSAL AGREEMENT, effective as of October 21, 2005 (this “Agreement”), by and among the William J. Crowe, Jr. Revocable Living Trust (the “Trust”) and Mr. Fuad El-Hibri (the “Mr. El-Hibri”).
BACKGROUND
          The parties hereto own certain membership interests in Intervac, L.L.C. (“Intervac”), a Maryland limited liability company governed by the terms of an Amended and Restated Operating Agreement, dated as of July 1, 1998, among the members thereto, as amended and/or supplemented from time to time (the “Operating Agreement”).
          The Trust is the beneficial and record owner of an 18% Interest (as such term is defined in the Operating Agreement) in Intervac (together with any other Interest the Trust may hereafter hold, the “Trust Interest”). Mr. El-Hibri, together with Nancy El-Hibri, as tenants by the entirety, are the beneficial and record owners of a 32.5% Interest (as such term is defined in the Operating Agreement) in Intervac, four and a half percent (4.5%) of which was purchased pursuant to a Buy and Sell Agreement, dated as of the date hereof, by and between the Trust (as seller) and Fuad El-Hibri, and Nancy El-Hibri, as tenants by the entirety, and a Buy and Sell Agreement, dated as of the date hereof, by and between Fuad El-Hibri, and Nancy El-Hibri, as tenants by the entirety, and the United States Naval Academy Foundation, Inc. (as seller) (together, the “Buy and Sell Agreements”).
          In consideration of the above referenced purchases of Interest (as such term is defined in the Operating Agreement) under the Buy and Sell Agreements, the parties desire to enter into this Agreement in order to codify their mutual agreement regarding the voting of the Trust Interest and Mr. El-Hibri’s right of first refusal to acquire certain Trust Interest in certain sales of Trust Interest.
AGREEMENT
     NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and adequate consideration, the parties hereby agree as follows:
1. Definitions. As used herein, the following terms shall have the following respective meanings:
          “Business Day” means any day that is not a Saturday, Sunday or day on which banking institutions in New York, New York are not required to be open.
          “Person” means any individual, partnership, corporation, limited liability company, group, trust or other legal entity.
          “Transfer” means any sale, assignment, transfer, pledge, bequest, hypothecation, mortgage, other disposition, grant of proxy with respect to, or any encumbrance, whether

Execution Version
voluntary or involuntary or whether by operation of law of a Trust Interest or portion thereof. The words “Transferred” and “Transfers” as used herein have correlative meanings.
2. Representations and Warranties. Each of the Trust and Mr. El-Hibri hereby represent and warrant to the other that:
     (a) it/he has the requisite power and authority to enter into and perform this Agreement;
     (b) it/his execution, delivery and performance of this Agreement have been duly authorized by all necessary action;
     (c) (with respect only to the trust) this Agreement has been duly executed by an authorized trustee of the Trust; and
     (d) the performance of this Agreement by it/he will not require it/him to obtain the consent, waiver or approval of any person and will not violate, result in a breach of, or constitute a default under any statute, regulation, agreement, judgment, consent, or decree by which it/him is bound.
3. Voting. The Trust shall, at any time that it owns any Trust Interest and such Trust Interest has rights to vote at any annual, special or other general meeting or pursuant to a written resolution of Intervac’s members, vote such Trust Interest for and against and abstain from voting with respect to any proposal in the same manner and to the same extent as Mr. El-Hibri. The Trust hereby irrevocably grants to Mr. El-Hibri, a proxy, coupled with an interest, with full power of substitution, to vote all Trust Interest in the manner described in the preceding sentence.
4. Right of First Refusal.
     (a) In the event that the Trust receives a bona fide arms’ length offer (“Offer”) from a third party (the “Offeror”) to acquire any Trust Interest for any compensation, including, but not limited to, cash or marketable securities, the value of which marketable securities shall be determined based on the trading price on the close of business on the date of such offer, the Trust shall first deliver to Mr. El-Hibri a written notice (the “First Refusal Notice”), which First Refusal Notice shall be irrevocable for a period of 14 Business Days after receipt thereof, offering all of the Trust Interest proposed to be Transferred by the Trust at the same economic terms (where possible) specified in the Offer (such First Refusal Notice shall include the foregoing information and all other terms of the Offer). Mr. El-Hibri shall have the right and option to notify the Trust, in a writing (the “Right Acceptance”) delivered within 14 Business Days of receipt of the First Refusal Notice, of his intent to purchase all or any portion of the Trust Interest proposed to be Transferred by matching the economic terms (where possible) of the terms stated in the First Refusal Notice.
     (b) Transfers of Trust Interest under the terms of Section 4(a) above shall be made at such location as Mr. El-Hibri may specify on a mutually satisfactory Business Day within 30 days after the delivery by Mr. El-Hibri of the Right Acceptance. Delivery of certificates or other instruments, documents, agreements or amendments evidencing such Transferred Trust Interest

Execution Version
(duly endorsed for Transfer, if required) shall be made on such date against payment of the purchase price therefor.
     (c) If effective Right Acceptance shall not be received pursuant to Section 3(a) above with respect to all of the Trust Interest offered for Transfer pursuant to a First Refusal Notice, then the Trust may Transfer to the Offeror (and no other Person) all but not less than all of the Trust Interest so offered and not so accepted at a price not less than the price, and on the same terms and conditions as stated in the First Refusal Notice at any time within 30 days after the expiration of the 14 Business Day period specified in Section 3(a) which commences upon Mr. El-Hibri’s receipt of the First Refusal Notice; provided, however, that the Offerer agrees in writing to be bound by the terms of this Agreement as provided in Section 5(a) below.
     (d) In the event that such Trust Interest are not Transferred by the Trust to the Offeror during the 30 day period specified in Section 3(c), then the right of the Trust to Transfer such Trust Interest to the Offeror pursuant to the Offer shall expire and any Transfer of such Trust Interest shall be made in accordance with this Section 3.
5. Transfer Restrictions; Legend.
     (a) Transfer Restrictions. The Trust on behalf of itself, and each and any executor, administrator, heir, successors or permitted assigns, hereby agrees that all Transfers of Trust Interest made by it shall be made subject to this Agreement and any transferee, including, but not limited to, any Affiliate, heir, successors or permitted assigns, will agree in writing to be bound by the terms and provisions of this Agreement as a condition precedent to any such Transfer.
     (b) Legend. If at any time any certificate(s) is/are issued by Intervac representing any Interest held by the Trust, then each such certificate shall be endorsed with a legend in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING REQUIREMENTS AND OTHER RESTRICTIONS SET FORTH IN A VOTING AND RIGHTS AGREEMENT BETWEEN THE HOLDER OF THIS CERTIFICATE AND CERTAIN OTHER PARTIES. TRANSFER OF THE SECURITIES IS SUBJECT TO THE RESTRICTIONS CONTAINED IN SUCH AGREEMENT.
6. Additional Interest. If, after the effective date hereof, the Trust, or any trustee thereof acquires beneficial or record ownership of any additional Interest in Intervac (any such Interest, “Additional Interest”), including, without limitation, upon exercise of any right to acquire Interest in Intervac, the provisions of this Agreement shall thereafter be applicable to such Additional Interest as if such Additional Interest had been held by such party as of the effective date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Interest without action by any Person immediately upon the acquisition by such party or its Affiliates of beneficial ownership of such Additional Interest. Such party shall cause

Execution Version
any Affiliate or trustee that acquires Additional Interest to enter into a written joinder to this Agreement in form and substance satisfactory to the other party.
7. Termination. This Agreement shall automatically terminate five (5) years from the effective date of this Agreement first written above. Upon the termination of this Agreement, except as otherwise set forth herein, the restrictions and obligations set forth herein shall terminate and be of no further effect, except that such termination shall not affect rights perfected or obligations incurred under this Agreement prior to such termination.
8. Miscellaneous.
     (a) Binding Effect. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. The parties hereto agree to cause their Affiliates to agree in writing to be bound by the terms of this Agreement prior to, or immediately upon, the acquisition of any Interests by such Affiliates.
     (b) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto. However, any party may waive any condition to the obligations of any other party hereunder.
     (c) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, facsimile or mail, certified or registered mail (return receipt requested) with postage prepaid:

(i)	If to Mr. Fuad El-Hibri, to:

Mr. Fuad El-Hibri
13340 Signal Tree Lane
Potomac, MD 20854

(ii)	If to the Trust, to:

William J. Crowe, Jr. Revocable Living Trust
c/o William P. Daisley
10834 Brewer House Rd.
Rockville, MD 20852
or to such other address as any party may have furnished to the others in writing in accordance herewith.
     (d) Arbitration. Any controversy or claim arising out of or relating to this Agreement will be settled by arbitration in accordance with the following provisions:

Execution Version
          (i) Disputes Covered. The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement, except disputes determined not to be arbitratable by the arbitrator. Disputes include actions for breach of contract with respect to this Agreement or the related agreement. In addition, the arbitrator selected according to procedures set forth below will determine the arbitrability of any matter brought to them, including their authority to impose equitable remedies that may be requested in good faith by a party, and their decision will be final and binding on the parties.
          (ii) Venue. The venue for the arbitration will be in Rockville, Maryland.
          (iii) Law. The governing law for the arbitration will be the law of the State of Maryland without reference to its conflicts of laws provisions.
          (iv) Selection. There will be a single arbitrator appointed by the American Arbitration Association.
          (v) Administration. The arbitration will be administered by the American Arbitration Association.
          (vi) Rules. The rules of arbitration will be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time. If there is any conflict between the Commercial Arbitration Rules and the provisions of this section, the provisions of this section will prevail.
          (vii) Substantive Law. The arbitrator will be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrator will make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law.
          (viii) Decision. The arbitrator’s decision will provide a reasoned basis for the resolution of each dispute and for any award. The arbitrator will not have power to award damages in connection with any dispute in excess of actual compensatory damages.
          (ix) Fees; Expenses. Unless the arbitrator’s decision otherwise directs each party will bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties will share equally the fees and expenses of the American Arbitration Association and the arbitrator.
          (x) Remedies; Award. The arbitrator will have power and authority to award any remedy or judgment that could be awarded by a court of law in Maryland, subject to the limitations set forth in this Agreement. The award rendered by arbitrator will be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.
     (e) Equitable Relief. The parties agree that it is impossible to determine the monetary damages which would accrue to any party by reason of the failure of any party to perform any of its obligations under this Agreement. Each party shall be entitled to enforce its rights under this Agreement specifically and to exercise all other rights existing in its favor. The parties hereto

Execution Version
agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement. Accordingly, notwithstanding the agreement of the parties to arbitrate set forth in Section 8(d), in addition to any other right or remedy (including money damages) to which a party may be entitled, at law or in equity, each party shall be entitled in its sole discretion to apply to any court of law, or equity, of competent jurisdiction for specific performance, injunctive relief or such other relief as such court may deem just and proper in order to enforce any provision or prevent any breach or threatened breach of this Agreement and, to the extent permitted by applicable law, each party waives (a) any objection to the imposition of such relief and any claim or defense that there is an adequate remedy at law for such breach or threatened breach, and (b) any requirement to post any bond or make any other undertaking or other security. The availability of such remedies shall not prohibit any party from pursuing any other remedies for such breach or threatened breach, including the recovery of damages from a breaching party.
     (f) Applicable Law. This Agreement and the legal relations among the parties hereto arising from this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to or application of any conflicts of law principles.
     (g) Counterparts; Facsimile Execution. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed original but all of which shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.
     (h) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.
[Signature Page Follows]

Execution Version
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and made and entered into effective as of the date first set forth above.

William	J. Crowe, Jr. Revocable Living Trust

By:	/s/ William J. Crowe, Jr., Trustee William J. Crowe, Jr., Trustee

/s/ Fuad El-Hibri

Mr. Fuad El-Hibri